Exhibit 99.1

Concrete Pumping Holdings Reports Strong Preliminary Second Quarter Fiscal Year 2021 Results and

Reschedules Second Quarter Fiscal Year 2021 Call to June 14, 2021

- Preliminary Q2 Results Show Strong Continued Growth and Market Resilience

- Reschedule Being Driven by Finalization of Accounting for SPAC Warrants

DENVER, CO – June 7, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., is providing preliminary financial results for its second quarter of fiscal year 2021 ended April 30, 2021 and has rescheduled its second quarter fiscal 2021 earnings call to June 14, 2021.

Preliminary Second Quarter Fiscal Year 2021 Summary vs. Second Quarter of Fiscal Year 2020 (where applicable)

●	Revenue increased 4% to $76.9 million compared to $74.0 million.
●	Gross margin increased 30 basis points to 43.3% compared to 43.0%.
●	Adjusted EBITDA[1] increased 7% to $25.0 million compared to $23.5 million, with adjusted EBITDA margin increasing 80 basis points to 32.6% compared to 31.8%.
●

Amounts outstanding under debt agreements was $376.1 million with net debt² of $362.4 million. Total available liquidity increased to $134.9 million as of April 30, 2021 compared to $118.4 million as of January 31, 2021.

●	Net capital expenditures in the second quarter of fiscal 2021 were $5.5 million.

Reschedule of Earnings Call

The reschedule is being driven by the Company’s continuing evaluation of the accounting treatment for its warrants in light of the SEC Warrant Accounting Statement (as defined below). On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” The Company is currently finalizing its accounting analysis for the Warrants. While the conclusion to classify its warrants as liabilities instead of equity would impact the Company’s net income, the change would be a non-cash adjustment that would be excluded from the calculation of Adjusted EBITDA.  As such, any impact from this analysis is not expected to impact the above preliminary results.

1 Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of Adjusted EBITDA and a reconciliation to the most comparable GAAP measure.

2 Net debt is a non-GAAP financial measure. See Non-GAAP Financial Measures below for a discussion of the definition of net debt and a reconciliation to its most comparable GAAP measure.

The new conference call information has been provided below.

Date: Monday, June 14, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13719885

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/player/index.php?id=14500 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 28, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13719885

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2021, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 shared location in the U.K. For more information, please visit http://www.concretepumpingholdings.com or the Company’s brand websites at http://www.brundagebone.com, http://www.camfaud.co.uk, or http://www.eco-pan.com/.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and Net Debt to the applicable most comparable U.S. GAAP financial measure.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA and net debt differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

As a result of the business combination between our predecessor, Industrea Acquisition Corp., and the private operating company formerly called Concrete Pumping Holdings, Inc. (the “Business Combination”), the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the fiscal year 2019.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended		Change
(in thousands)	April 30, 2021	April 30, 2020	$	%
U.S. Concrete Pumping	$56,168	$57,459	$(1,291)	-2.2%
U.K. Operations	11,853	8,401	3,452	41.1%
U.S. Concrete Waste Management Services	9,008	8,306	702	8.5%
Corporate	625	625	-	0.0%
Intersegment	(781)	(750)	(31)	4.1%
	$76,873	$74,041	$2,832	3.8%

	Six Months Ended		Change
(in thousands)	April 30, 2021	April 30, 2020	$	%
U.S. Concrete Pumping	$108,484	$112,564	$(4,080)	-3.6%
U.K. Operations	21,633	19,086	2,547	13.3%
U.S. Concrete Waste Management Services	17,430	16,589	841	5.1%
Corporate	1,250	1,250	-	0.0%
Intersegment	(1,503)	(1,509)	6	-0.4%
	$147,294	$147,980	$(686)	-0.5%

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(dollars in thousands)	April 30, 2021	April 30, 2020	April 30, 2021	April 30, 2020
Consolidated
Net income (loss) (Note 1)	$603	$(58,968)	$(11,687)	$(61,714)
Interest expense, net	6,029	8,765	12,929	18,268
Income tax expense (benefit)	170	(2,221)	(2,478)	(3,368)
Depreciation and amortization	14,007	15,076	27,844	30,162
EBITDA	20,809	(37,348)	26,608	(16,652)
Transaction expenses	55	-	84	-
Loss on debt extinguishment	-	-	15,510	-
Stock based compensation	3,348	1,383	4,020	2,850
Other expense (income)	(26)	(33)	(52)	(103)
Goodwill and intangibles impairment	-	57,944	-	57,944
Other adjustments	859	1,569	1,233	3,308
Adjusted EBITDA	$25,045	$23,515	$47,403	$47,347

Note 1 – The net income (loss) figures in this table are preliminary estimates and do not reflect the impact of any adjustments that would occur from a change in the Company’s accounting for its warrants from equity to liability.  To the extent the Company records any non-cash adjustments due to a classification of its warrants as liabilities, such non-cash adjustments would be added back as part of the calculation of Adjusted EBITDA.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,	April 30,	Change in Net
(in thousands)	2020	2020	2020	2020	2021	2021	Debt Q1'21 to Q2'21
Term loan outstanding	396,871	391,650	386,427	381,205	-	-	-
Senior Notes	-	-	-	-	375,000	375,000	-
Revolving loan draws outstanding	38,661	39,211	12,990	1,741	7,687	1,087	(6,600)
Less: Cash	(2,636)	(18,048)	(4,131)	(6,736)	(2,273)	(13,714)	(11,441)
Net debt	432,896	412,813	395,286	376,210	380,414	362,373	(18,041)